Exhibit 99.1

Press Release

Spirit Realty Capital, Inc.

Letter to Stockholders

DALLAS--(BUSINESS WIRE)-- Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that Chief Executive Officer Jackson Hsieh has issued the following Letter to Stockholders.

To our stockholders:

The onset of the COVID-19 pandemic has propelled us all into uncertain times, creating fear and turbulence around the globe and upending the financial markets. Like many companies, our share price has fallen dramatically over the past few weeks as investors grapple with the length and breadth of the resulting economic disruption. Given the number of inbound calls we have received from investors, I wanted to take a moment to share my thoughts about Spirit and how we are positioned to navigate through the storm.

First, I want to remind everyone who we are and what we do. For those of you who attended or watched our Investor Day online, you may remember our very first introduction video where we highlighted the mission of our company. I encourage everyone to go to our website and watch that video again, as the message is more important now than ever before. The video link can be accessed in the Investor Relations section of our website and is titled “Welcome to Spirit”. The video ends with the core message that “we provide businesses the capital they need to expand and evolve, creating economic growth that benefits communities across the country.” Despite the temporary disruption caused by COVID-19, our mission has not changed, and we take our mission and our relationships with our tenants seriously. We have a portfolio of relevant, successful businesses that we believe, despite current challenges, will thrive again. We intend to work with our tenants to ensure their success and, in turn, success for our stockholders. We believe Spirit will play an important role in putting the economy back on track and we welcome that responsibility.

Second, in this uncertain environment, investors have turned their focus to companies’ balance sheets and liquidity. Financial conservatism has been a cornerstone of our strategy since the management changes in 2017. Over the past three years, we have thoughtfully created a fortress balance sheet. We ended 2019 with Adjusted Debt to Adjusted EBITDAre of 4.9x, Fixed Charge Coverage Ratio of 4.6x and Corporate Liquidity of $698 million, with no debt maturities in 2020. We also focused on building free cash flow, through accretive acquisitions, selling assets with landlord responsibilities, such as multi-tenanted shopping centers, and reducing our dividend payout as a percentage of AFFO per share. Spirit entered this pandemic in a position of financial strength that we believe will enable us to be offensive and capitalize on opportunities at the appropriate time.

Third, we have a battle-tested team, born out of an asset management mindset. Many of you remember the turmoil that beset Spirit in early 2017. We had a highly levered balance sheet and major tenant issues, including the workout of our largest tenant, Shopko. The entire organization had to change, top to bottom, and new processes, technology tools and systems had to be created to turn Spirit into the company it is today. The volume of issues, the complexity and sheer workload forged an organization and culture that is well positioned to handle the current pandemic and turbulent market. To date, we have had very few requests from tenants for rent deferrals. At this point, tenants whose businesses have been impacted by COVID-19 are focused on their customers and their employees, as one would expect. While we know investors are eager to understand how this will play out over the coming months, all we can do is assure you that we have the best team in place to provide the best possible outcome.

1 | Page

Finally, I believe in this unprecedented stress test, portfolio composition will matter. Over the past three years, we have used our intensive underwriting, industry research and analytic tools to create a high quality, diversified portfolio, with a focus on larger credits and public companies. At the end of 2019, 43.7% of our rents were derived from investment grade or investment grade equivalent tenants and 48.8% of our tenants were publicly owned. Approximately 58% of our rents are derived from tenants with at least $1 billion in sales and 89% from tenants with at least $50 million in sales. We continue to believe that larger tenants, especially publicly owned, have a greater ability to weather financial shocks. Our portfolio is also highly diversified. Our top 10 tenants account for only 22% of our total annual rents with our largest tenant only accounting for 2.9%. Our tenants span 28 different retail industries, with no retail industry accounting for more than 9% of total rents. In addition, approximately 17% of our rents are derived from industrial, office and other assets, most of which are mission critical facilities for those tenants.

During the first quarter, we closed approximately $200 million in acquisitions, primarily consisting of industrial assets, in industries that we believe are insulated from the impact of COVID-19. In the current environment, we believe liquidity in paramount, and I assure you that Spirit will make prudent and disciplined capital allocation decisions to enhance shareholder value. In order to provide investors with better insight into our portfolio, we have provided additional disclosure under the Investor Relations section of our website. We hope you will find this information valuable and if you have any questions or concerns, please don’t hesitate to reach out to us. In the meantime, stay safe and healthy.

Jackson Hsieh

President and Chief Executive Officer

2 | Page

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term leases.

As of December 31, 2019, our diversified portfolio was comprised of 1,752 owned properties and 43 properties securing mortgage loans. Our owned properties, with an aggregate gross leasable area of 34.1 million square feet, are leased to 291 tenants across 48 states and 28 retail industries. More information about Spirit Realty Capital can be found on the investor relations page of the Company's website at www.spiritrealty.com.

INVESTOR CONTACT

Investor Relations

(972) 476-1403

InvestorRelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and Spirit may not be able to realize them. Spirit does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; Spirit's success in implementing its business strategy and its ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of Spirit's retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; Spirit's ability to diversify its tenant base; the nature and extent of future competition; increases in Spirit's costs of borrowing as a result of changes in interest rates and other factors; Spirit's ability to access debt and equity capital markets; Spirit's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; Spirit's ability and willingness to renew its leases upon expiration and to reposition its properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or Spirit exercises its rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit or its major tenants; Spirit's ability to manage its expanded operations; Spirit's ability and willingness to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended; Spirit's ability to manage and liquidate the remaining SMTA Liquidating Trust assets; and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters discussed in Spirit's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect Spirit's good faith beliefs, they are not guarantees of future performance. Spirit disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

NOTICE REGARDING NON-GAAP FINANCIAL MEASURES

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report and related addendum contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Definitions of non-GAAP financial measures, reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations page of our website.

3 | Page

SPIRIT REALTY CAPITAL, INC.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Share and Per Share Data)

(Unaudited)

Adjusted Debt, EBITDAre and Adjusted EBITDAre

Adjusted Debt	Q4 2019
2019 Credit Facility	$116,500
Senior Unsecured Notes, net	1,484,066
Mortgages and notes payable, net	216,049
Convertible Notes, net	336,402
Total debt, net	2,153,017
Add / (less):
Unamortized debt discount, net	9,272
Unamortized deferred financing costs	17,549
Cash and cash equivalents	(14,492)
Restricted cash balances held for the benefit of lenders	(11,531)
Adjusted Debt	2,153,815
Preferred Stock at liquidation value	172,500
Adjusted Debt + Preferred Stock	$2,326,315

Annualized Adjusted EBITDAre	Q4 2019
Net Income	$4,657
Add / (less):
Interest	24,598
Depreciation and amortization	48,867
Income tax benefit	(229)
Loss on disposition of assets	11,910
Portfolio impairments	10,860
EBITDAre	100,663
Add / (less):
Adjustments to revenue producing acquisitions and dispositions	6,881
Deal pursuit costs	270
Loss on debt extinguishment	2,857
Adjusted EBITDAre	110,671
Other adjustments for Annualized EBITDAre (1)	58
Annualized Adjusted EBITDAre	$442,916

Adjusted Debt / Annualized Adjusted EBITDAre	4.9	x
Adjusted Debt + Preferred / Annualized Adjusted EBITDAre	5.3	x

(1)	Adjustments for which annualization would not be appropriate are composed of certain other income, write-off of intangibles and other compensation-related adjustments.

4 | Page

Fixed Charge Coverage Ratio	Q4 2019
Annualized Adjusted EBITDAre	$442,916
Interest expense	24,598
Less: Non-cash interest	(3,059)
Preferred Stock dividends	2,587
Fixed charges	$24,126
Annualized fixed charges	$96,504
Fixed Charge Coverage Ratio	4.6x

Non-GAAP Financial Measures

Adjusted Debt

Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium, deferred financing costs, and reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding these amounts, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.

EBITDAre, Adjusted EBITDAre and Annualized Adjusted EBITDAre

EBITDAre is a non-GAAP financial measure and is computed in accordance with standards established by NAREIT. EBITDAre is computed as net income (loss) (computed in accordance with GAAP), plus interest expense, plus income tax expense (if any), plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairments of depreciated property.

Adjusted EBITDAre represents EBITDAre as adjusted for revenue producing acquisitions and dispositions for the quarter as if such acquisitions and dispositions had occurred as of the beginning of the quarter and for certain items that we believe are not indicative of our core operating performance, such as transactions costs associated with our Spin-Off, debt extinguishment gains (losses), and costs associated with performing on a guarantee of a former tenant's debt. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should only be considered a supplement, and not an alternative, to net income (loss) (computed in accordance with GAAP) as a performance measure.

Annualized Adjusted EBITDAre is calculated as Adjusted EBITDAre for the quarter, adjusted for items where annualization would not be appropriate, multiplied by four. Our computation of Adjusted EBITDAre and Annualized Adjusted EBITDAre may differ from the methodology used by other equity REITs to calculate these measures and, therefore, may not be comparable to such other REITs.

Adjusted Debt to Annualized Adjusted EBITDAre

Adjusted Debt to Annualized Adjusted EBITDAre is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest-bearing debt (computed in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this report.

Fixed Charge Coverage Ratio

Fixed charges consist of interest expense, reported in accordance with GAAP, less non-cash interest expense and plus preferred dividends. Annualized Fixed Charges is calculated by multiplying fixed charges for the quarter by four. The Fixed Charge Coverage Ratio is the ratio of Annualized Adjusted EBITDAre to Annualized Fixed Charges and is used to evaluate our liquidity and ability to obtain financing.

5 | Page

Corporate Liquidity

Corporate Liquidity is comprised of availability under the 2019 Credit Facility and cash and cash equivalents as of the end of the reporting period.

6 | Page